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                                                                    EXHIBIT 23.4


[ON SRK CONSULTING (SOUTH AFRICA) PTY LTD LETTERHEAD]



Our ref: SIIL F1 Consent -- CMT.doc                              30 October 2006



The Directors
Sterlite Industries (India) Limited
Vedanta
75 Nehru Road,
Vile Parle (East)
Mumbai
Maharashtra 400 099
INDIA

Dear Sirs,

This is a letter to confirm that SRK Consulting (South Africa) Pty Ltd, hereinafter referred to as SRK, a mining consulting firm based in Johannesburg, Republic of South Africa, has recently reviewed the ore reserve estimates prepared by the engineers and geologists of Copper Mines of Tasmania, hereinafter referred to as CMT.


SRK visited CMT's Mt Lyell mine in July-August 2006 to audit the 2006 resource and reserve statement and to verify that the results were being stated according to the guidelines of the 2004 version of the Australasian Code for Reporting of Exploration Results, Mineral Resources and Ore Reserves published by the Joint Ore Reserves Committee (JORC Code). SRK has not independently verified or re-calculated the base information supporting the Mineral Resource estimates as derived from borehole and assay data. SRK has, however, reviewed the data collection, assaying and handling procedures deemed appropriate in order to place an appropriate level of confidence on such information. The metal prices used to determine the reserve estimate are $3750 per tonne of copper and $500 per ounce of gold, which are in line with the three year historic average to the end of September 2006.



SRK is of the opinion that the Mineral Resource and Ore Reserve statements contained in the Registration Statement are reported in accordance with the terms and definitions of the JORC Code. SRK is also of the opinion that should the Ore Reserve statement be reported in accordance with the terms defined by the SEC guideline Industry Guide 7, that the Ore Reserve statement would be identical.


SRK hereby consents to the use of our confirmation of the ore reserve estimates as of 31st March 2006 in relation to the properties listed below, in this Registration Statement of Sterlite Industries (India) Limited on Form F-1. Further SRK consents to being named as "Experts" in the Registration Statement and to being referred to in the section "Basis of Presentation of Reserves". SRK also consents to having this letter filed as an exhibit to the Registration Statement.

SRK has reviewed the Registration Statement and does not have any reason to believe that there are any misrepresentations in the information derived from SRK's review reports or that the written disclosure of Sterlite Industries (India) Limited contains any misrepresentations of the information contained in SRK's review reports.



Yours faithfully,

SRK CONSULTING (SOUTH AFRICA) PTY LTD



/s/  W.A. Naismith

W.A.Naismith, Pr.Nat.Sci.,FSAIMM, FSANIRE
Principal Consultant